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                                                                     EXHIBIT 8.2

                                LATHAM & WATKINS
                                ATTORNEYS AT LAW
                           53RD AT THIRD, SUITE 1000
                                885 THIRD AVENUE
                         NEW YORK, NEW YORK 10022-4802
                            TELEPHONE (212) 906-1200
                               FAX (212) 751-4884
                                     ______

                          PAUL R. WATKINS (1899-1973)
                            DANA LATHAM (1898-1974)
                                     ______



                               December 31, 1997

Unidata, Inc.
1099 18th Street, Suite 2200
Denver, Colorado 80202

                         Re: Tax Consequences of Merger of Unidata, Inc. and VMARK Software, Inc.

Gentlemen:

     You have requested our opinion with respect to certain federal income tax consequences of the proposed merger and reorganization pursuant to the Agreement and Plan of Merger and Reorganization, dated as of October 7, 1997, between Unidata, Inc., a Colorado corporation ("Unidata") and VMARK Software, Inc., a Delaware corporation ("VMARK") (the "Agreement"), as described in the Joint Proxy Statement/Prospectus filed by VMARK and Unidata (the "Proxy Statement") forming part of the Registration Statement on Form S-4 under the Securities Act of 1933, as amended, as filed by VMARK and Unidata with the Securities and Exchange Commission, dated December 31, 1997 (the "Registration Statement"). Specifically, you have requested our opinion as to whether, for federal income tax purposes, the Merger qualifies as a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). This option is being furnished pursuant to section 6.01(d) of the Agreement.

     In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information and representations contained in the Agreement, the Registration Statement and the Proxy Statement. In connection with this opinion, VMARK and Unidata have made representations with respect to certain factual matters in Section 2.18 and 3.18 of the Agreement. The opinions expressed herein are conditioned on the initial and continuing accuracy of the facts, information and representations set forth in the documents referred to above. In our examination, we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.
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     In rendering our opinion, we have considered the applicable provisions of the Code, the Treasury Regulations promulgated thereunder, pertinent judicial authorities and published rulings and other pronouncements of the Internal Revenue Service, all as of the date hereof.

     Based solely on the foregoing and provided that the Merger is consummated in the manner set forth in the Proxy Statement, we are of the opinion that, assuming the Merger qualifies as a merger under state law, for federal income tax purposes, the Merger will be treated as a reorganization within the meaning of section 368(a) of the Code. Accordingly: (a) no gain or loss will be recognized by VMARK or Unidata as a result of the Merger; (b) a holder of Unidata Common Stock will not recognize gain or loss as a result of the Merger, except that gain or loss will be recognized by holders of Unidata Common Stock as a result of the receipt of cash, if any, in lieu of fractional shares of VMARK Common Stock; (c) provided that Unidata Common Stock is held as a capital asset at the Effective Time, the holding period of VMARK Common Stock received in the Merger will include the holding period of such Unidata Common Stock; and
(d) the aggregate tax basis of the VMARK Common Stock received in exchange for the Unidata Common Stock will be the same as the aggregate tax basis of the Unidata Common Stock surrendered thereof (reduced by the amount of such tax basis allocable to the fractional shares, if any, for which cash is received).

     Except as set forth above, we express no other opinion as to the tax consequences of the Merger and related transactions to any party under federal, state, local or foreign laws. Our opinion is not binding on the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis would not adversely affect the accuracy of the conclusions herein. If all the transactions described in the Agreement are not consummated in accordance with the terms of such Agreement or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times, our opinion might be adversely affected and may not be relied upon.

     We are furnishing this opinion to Unidata and its shareholders solely in connection with the Merger, and this opinion is not to be relied upon by any other person for any other purpose. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "The Merger -- Certain Federal Income Tax Consequences" in the Registration Statement.

                                   Very truly yours,


                                   Latham & Watkins